Marcum & Kliegman LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

March 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Ceptor Corporation under Item 4.01 of its Form 8-K/A dated March 15, 2007. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Ceptor Corporation contained therein.

Very truly yours,

Marcum & Kliegman LLP

L:\Clients\CepTor Corporation\2007\Letters\Ceptor Change of Accountants Letter 2706.doc

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